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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this registration statement on Form S-1 (File No. 333-46349) of our report dated January 29, 1998, except as to Note 16 as to which the date is March 22, 1998, on our audits of the financial statements and financial statement schedule of Horizon Medical Products, Inc. and to the inclusion of our report dated September 15, 1997 except as of and for the period ended June 30, 1997 for which the date is March 21, 1998, on our audits of the financial statements of Strato/Infusaid Inc. We also consent to the reference to our firm under the caption "Experts" and "Selected Financial Data."



                                          COOPERS & LYBRAND L.L.P.


Birmingham, Alabama

March 22, 1998